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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2005, relating to the financial statements of Gables Residential Trust, except for Notes 3, 5, 10 and 14 as to which the date is June 17, 2005, appearing in the Current Report on Form 8-K of Gables Residential Trust dated June 17, 2005, and the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting dated March 14, 2005, appearing in the Annual Report on Form 10-K of Gables Residential Trust for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 17, 2005

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  Exhibit 23.1